Exhibit (h)(4)(x)

December 15, 2020

Natixis Funds Trust I

Loomis Sayles Funds II

888 Boylston Street, Suite 800

Boston, MA 02199-8197

Re: Reimbursement of Class N Transfer Agency Fees

Ladies and Gentlemen:

Natixis Advisors, L.P. notifies you that it will reimburse any and all transfer agency expenses for Class N shares for the following Funds during the period indicated below:

Fund Name	Period Covered
Mirova U.S. Sustainable Equity Fund	December 15, 2020 – April 30, 2022
Loomis Sayles International Growth Fund	December 15, 2020 – April 30, 2022

During the period covered by this agreement, the expense reimbursement arrangement set forth above for the Funds may only be modified by a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing the Funds’ expenses for purposes of calculating the Funds’ net asset value per share, and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Natixis Advisors, L.P.

By:	Natixis Distribution Corporation, its general partner

By:	/s/ Russell Kane
Russell Kane
Executive Vice President, General Counsel, Secretary and Clerk